UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 1, 2013

Energy XXI (Bermuda) Limited

(Exact name of registrant as specified in its charter)

001-33628

(Commission File Number)

Bermuda	98-0499286
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Canon’s Court, 22 Victoria Street, PO Box HM
1179, Hamilton HM EX, Bermuda	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 441-295-2244

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁪	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁪	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁪	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

⁪	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01.  Entry into a Material Definitive Agreement
On May 1, 2013, Energy XXI (Bermuda) Limited’s indirect wholly-owned subsidiary Energy XXI Gulf Coast, Inc. (“Gulf Coast”) received written confirmation from the administrative agent under its Second Amended and Restated First Lien Credit Agreement (the “First Lien Credit Agreement”) that it had received signature pages from all of the lenders under the First Lien Credit Agreement for the Fifth Amendment to Second Amended and Restated First Lien Credit Agreement dated as of May 1, 2013 (the “Amendment”).  The Amendment also became effective as of such date based on satisfaction of the conditions to such effectiveness provided in the Amendment.

The Amendment generally provides changes and other modifications to the First Lien Credit Agreement to increase the ability of Gulf Coast to make dividends and other distributions to Energy XXI (Bermuda) Limited and its subsidiaries.  Pursuant to the Amendment, Gulf Coast now can make such dividends and other distributions annually in an amount of up to $350 million to the extent Gulf Coast and its subsidiaries have available liquidity (as determined based on the remaining capacity for loans under the First Lien Credit Agreement plus the amount of cash and cash equivalents of Gulf Coast and its subsidiaries) of the greater of $150 million or 15% of the borrowing base under the First Lien Credit Agreement and further that the making of any such dividend or other distributions is otherwise in compliance with any other contractual restrictions (including the restrictions imposed under the indentures for Gulf Coast’s outstanding senior unsecured notes for such dividends and distributions not to exceed an aggregate amount of $70 million plus an amount equal to 50% of cumulative consolidated net income since October 1, 2010) applicable to Gulf Coast and its subsidiaries.

A copy of the Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.
EXHIBIT NO.	ITEM

10.1	Fifth Amendment to Second Amended and Restated First Lien Credit Agreement dated as of May 1, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy XXI (Bermuda) Limited

Dated: May 6, 2013	By	/s/ David West Griffin
Name: David West Griffin
Title: Chief Financial Officer

Exhibit Index

EXHIBIT NO.	ITEM

10.1	Fifth Amendment to Second Amended and Restated First Lien Credit Agreement dated as of May 1, 2013